                                                                     Exhibit 5.1

                         OPINION OF HOLLAND & KNIGHT LLP

                                 August 22, 2001

Kforce Inc.
120 West Hyde Park Place
Suite 150
Tampa, Florida 33604

         Re:      Registration Statement on Form S-8

Gentlemen:

         We refer to the Registration Statement (the "Registration Statement") on Form S-8 filed on August 23, 2001 by Kforce Inc. (the "Company") with the Securities and Exchange Commission, for the purpose of registering under the Securities Act of 1933 an aggregate of 3,000,000 shares (the "Shares") of the authorized common stock, par value $.01 per share, of the Company being offered to certain employees of the Company pursuant to the Company's 1999 Employee Stock Purchase Plan (the "Plan").

         In connection with the foregoing registration, we have acted as counsel for the Company and have examined originals, or copies certified to our satisfaction, of such corporate records of the Company, certificates of public officials, and representatives of the Company, and other documents as we deemed necessary to deliver the opinion expressed below.

         Based upon the foregoing, and having regard for legal considerations that we deem relevant, it is our opinion that the Shares will be, when and if issued in accordance with the exercise of options granted under the Plan, duly authorized, validly issued, and fully paid and non-assessable.

         We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                                     Very truly yours,

                                                     /s/ HOLLAND & KNIGHT LLP

                                                     HOLLAND & KNIGHT LLP